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                                  EXHIBIT 23
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                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Intercell Corporation:

We consent to incorporation by reference in the restriction statement (No. 333-604) on Form S-8 of Intercell Corporation of our report dated January 16, 1998, relating to the consolidated balance sheets of Intercell Corporation and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended and for the eleven month period ended September 30, 1995, and the related schedule, which report appears in the September 30, 1997, annual report on Form 10-K of Intercell Corporation.



                                             /s/ KPMG Peat Marwick LLP

San Jose, California
February 3, 1998


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